UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 18, 2017

United Therapeutics Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26301	52-1984749
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification Number)
Incorporation)

1040 Spring Street
Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 608-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement

Settlement Agreement and Corporate Integrity Agreement

On December 19, 2017, United Therapeutics Corporation (the “Company”) entered into a civil Settlement Agreement with the U.S. Department of Justice (“DOJ”) and the Office of Inspector General (“OIG”) of the Department of Health and Human Services (collectively the “United States Government”). The Settlement Agreement relates to a May 2016 subpoena from the DOJ requesting documents regarding the Company’s support of 501(c)(3) organizations that provide financial assistance to patients. Other companies received similar inquiries as part of a DOJ investigation regarding whether that support may violate the Federal Anti-Kickback Statute and the Federal False Claims Act. The Settlement Agreement is neither an admission of facts nor liability by the Company, nor a concession by the United States Government that its contentions are not well-founded. Under the Settlement Agreement, the Company is required to pay to the United States Government the sum of $210 million plus interest at a rate of 2.25% commencing from July 27, 2017 through the day before full payment is made. During the second quarter of 2017, the Company recorded a $210 million accrual relating to this matter. In connection with the civil settlement, the Company also entered into a Corporate Integrity Agreement with the OIG, effective as of December 18, 2017, which requires the Company to maintain its corporate compliance program and to undertake a set of defined corporate integrity obligations for a period of five years from the date the agreement was signed.

The foregoing description of certain material provisions of the Settlement Agreement and Corporate Integrity Agreement is not complete and is qualified in its entirety by reference to the full text of such agreements, which are filed herewith as Exhibit 10.1 and 10.2, respectively, to this current report on Form 8-K, and are incorporated herein by reference.

Agreements with Accredo and CuraScript

On December 20, 2017, the Company entered into a Wholesale Product Purchase Agreement (the “Purchase Agreement”) with Priority Healthcare Distribution, Inc., doing business as CuraScript SD Specialty Distribution (“CuraScript”), a non-exclusive agreement under which CuraScript will be appointed as a distributor of the Company’s treprostinil-based products: Remodulin®, Orenitram® and Tyvaso®.  Under the Purchase Agreement, CuraScript will purchase the Company’s products at a transfer price equal to the current wholesale acquisition cost for each product, which the Company may change from time-to-time upon notice to CuraScript. CuraScript will be permitted to distribute the products to hospitals, Veterans Administration and 340B entities, and Accredo Health Group, Inc. (“Accredo”). The Company will pay fees to CuraScript for certain ancillary services in connection with distributing the Company’s Products.

Concurrently with the Purchase Agreement, the Company also entered into a Specialty Pharmacy Network Agreement with Accredo, which is an affiliate of CuraScript (the “Network Agreement”). Under the Network Agreement, Accredo is permitted to purchase the Company’s products form CuraScript, and dispense them as part of the Company’s distribution network. Accredo will be obligated to maintain certain minimum and maximum inventory levels based on anticipated demand, to ensure adequate supply to avoid disruption of therapy for patients.

Both the Purchase Agreement and the Network Agreement will become effective January 1, 2018, at which time the Company’s existing distribution agreements with Accredo will terminate. The new agreements contain, in the aggregate, substantially similar terms to the Company’s existing distribution agreements with Accredo. The Company will continue to compensate Accredo for certain ancillary services, including assistance with administering the Company’s patient assistance programs, under a separate services agreement. The Network Agreement has an initial term of one year, renewable automatically for successive one-year terms unless either party submits a termination notice at least 90 days prior to the end of the then-current term. The Purchase Agreement has an initial term of two years, renewable automatically for successive one-year terms unless either party submits a termination notice at least 60 days prior to the end of the then-current term. Either party may terminate one or both agreements upon 90 days written notice to the other party, for any reason.

The foregoing description of certain material provisions of the Purchase Agreement and Network Agreement is not complete and is qualified in its entirety by reference to the full text of such agreements, which the Company intends to file as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2017.

Item 1.02. Termination of a Material Definitive Agreement

The information under the heading “Agreements with Accredo and CuraScript” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.   Exhibits

(d)  Exhibits

Exhibit No.	Description of Exhibit

10.1

Settlement Agreement, dated December 19, 2017, among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services, and United Therapeutics Corporation

10.2	Corporate Integrity Agreement, dated December 18, 2017, between United Therapeutics Corporation and the Office of Inspector General of the Department of Health and Human Services

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION

Dated: December 20, 2017	By:	/s/ Paul A. Mahon
	Name:	Paul A. Mahon
	Title:	General Counsel